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                                                                    EXHIBIT 12.1

                         HASBRO, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                         Fiscal Years Ended in December
                             (Thousands of Dollars)

                                                    Fiscal Years
                                     -------------------------------------------
                         Pro Forma
                            2001     2001      2000     1999      1998      1997
                         ---------   ----      ----     ----      ----      ----
Earnings available for
 fixed charges:
  Net earnings (loss)    $ 67,736   59,732  (144,631) 188,953   206,365  134,986
  Add:
   Cumulative effect of
    accounting change       1,066    1,066         -        -         -        -
   Fixed charges          113,658  126,323   135,302   88,456    53,209   43,893
   Taxes on income         40,062   35,401   (81,355)  84,892    97,113   69,539
                          -------  -------   -------  -------   -------  -------
    Total                $222,522  222,522   (90,684) 362,301   356,687  248,418
                          =======  =======   =======  =======   =======  =======
Fixed charges:
  Interest on long-term
   debt                  $ 73,600   86,244    74,206   25,068     9,688    7,348
  Other interest charges   17,444   17,444    40,215   44,272    26,423   20,138
  Amortization of debt
   expense                  3,010    3,031     1,724      425       121      377
  Rental expense
   representative of
   interest factor         19,604   19,604    19,157   18,691    16,977   16,030
                          -------  -------   -------  -------   -------  -------
    Total                $113,658  126,323   135,302   88,456    53,209   43,893
                          =======  =======   =======  =======   =======  =======

Ratio of earnings to
 fixed charges               1.96     1.76     (0.67)    4.10      6.70     5.66
                          =======  =======   =======  =======   =======  =======